Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Seneca Foods Corporation

3736 South Main Street

Marion, New York 14505

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-12365, 333-145916 and 333-166846) of Seneca Foods Corporation of our report dated June 13, 2019, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 13, 2019 relating to the financial statement schedule, which appears in this Form 10-K.

BDO USA, LLP

Milwaukee, Wisconsin

July 2, 2020